Exhibit 99.1

Contacts:	Peter J. Johnson, President and CEO (406) 457-4006 Laura F. Clark, SVP and CFO (406) 457-4007	NEWS RELEASE

Eagle Bancorp Montana Completes Purchase of The State Bank of Townsend, Townsend, Montana

Helena, Montana – January 2, 2019 – Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today announced that it completed, effective January 1, 2019, its previously announced acquisition of Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, Townsend, Montana (“Townsend”), in a transaction valued at $16.4 million based on Eagle’s closing price as of December 31, 2018. In the transaction, Eagle acquired four State Bank of Townsend retail bank branches and approximately $108 million in assets, $92 million in deposits and $92 million in gross loans, based on Big Muddy Bancorp’s September 30, 2018 financial statements. The combined company has 21 branches. Effective at the time of the merger, Eagle appointed Benjamin G. Ruddy, the former director and President of Big Muddy Bancorp and Townsend, to serve on the Boards of Eagle and Opportunity Bank of Montana.

Under the terms of the merger agreement, Big Muddy Bancorp shareholders received 20.49 shares of Eagle common stock for each share of Big Muddy Bancorp common stock. The value of the total deal consideration was approximately $16.4 million based on Eagle’s closing price as of December 31, 2018, which includes approximately 996,000 shares of Eagle common stock issued to Big Muddy Bancorp shareholders.

“We are pleased to announce the completion of this transaction and want to welcome Big Muddy bank customers and employees to the Eagle team,” said Peter J. Johnson, President and CEO. “This transaction further solidifies us as the fourth largest Montana based bank and provides us a unique opportunity to expand our market presence and lending activities.”

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 21 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Safe Harbor Statement

Certain statements contained in this presentation that are not statements of historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may”, “would”, “could”, “will”, “expect”, “anticipate”, “project”, “believe”, “intend”, “plan” and “estimate”, as well as similar words and expressions. These forward-looking statements include statements related to the merger, our business plans and expectations and our future financial position and operating results.

EBMT press release

January 2, 2019

These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements. Potential risks and uncertainties include the following:

●	the reaction to the merger of all the banks’ customers, employees and counter-parties or difficulties related to the transition of services;

●	Eagle’s ability to realize anticipated cost savings, economies of scale and/or revenue and business franchise enhancements from the merger within expected time frames or at all;

●	the ability of the combined bank to retain or expand its management team, key employees, customers, assets and deposits;

●

general economic conditions (both generally and in our markets including new markets from the merger) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values;

●	our ability to raise additional capital may be impaired if markets are disrupted or become more volatile;

●	costs or difficulties related to the integration of the banks we may acquire may be greater than expected;

●	governmental monetary and fiscal policies as well as legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us;

●	competitive pressures among depository and other financial institutions may increase significantly;

●	changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired;

●	other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can;

●	adverse changes may occur in the bond and equity markets; and

●	Eagle’s success at managing the risks involved in the foregoing items.

You should not place undue reliance on the forward-looking statements, which speak only as of the date of this release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See Item 1A, Risk Factors, in our Annual Report on form 10-K for the year ended December 31, 2017, and otherwise in our SEC reports and filings, for a description of some of the important factors that may affect actual outcomes.

Note: Transmitted on Globe Newswire on January 2, 2019 at 7:00 a.m. MT.